

Dana Schutz (b. 1976)



Only one artwork from Dana Schutz's God Paintings series has gone to auction as of July 2023: "God 2" (2013) sold for $1,714,000 at Sotheby's in May 2021, making it one of the Artist's top ten auction records.

INVESTMENT THESIS

Initial Offering Price
$1,471,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


$1.5m
$1.0m
$0.5m
15
16
17
18
19
20
21

Price Appreciation of Similar Works
37.7%

Sharpe Ratio (2007-2022)	watch video
Dana Schutz	Not enough data
All Art	0.55
S&P 500	0.56

81% Progress

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Dana Schutz

(b. 1976)

Why we like this offering

1. The Artwork is a characteristic example of Dana Schutz's mature painting style, which combines abstraction with figuration using vibrant color and tactile brushwork.
2. Executed in 2013, the Artwork belongs to a series of works referred to as her God Paintings, which attempt to visualize the concept of God without preconceived connotations or overt symbolism. Drawing upon a range of influences, from Mesoamerican sculptures of deities to 1980s pop culture references, Schutz has created a wholly imaginary figure constructed of fractured shapes, that is both fantastical and monstrous.
3. The Artwork's large-scale, vertical composition features an amorphous head that transcends gender and species. Its figuration breaks down further into layers of abstract shapes resembling a gold feathered leg and paw, a green claw, the stem of a guitar, yellow hands reaching downwards, a half-smoked cigarette, and a fuchsia flat brimmed hat.
4. Demand for Dana Schutz's work has maintained momentum in recent years. Nine of her top ten auction records have all been set in the last three years, and the average price for her work at auction has substantially increased - from $671,860 in 2019 to $1.7 million in 2021.
5. Examples similar to the Painting in period and style are held in several prominent museum collections, including the Whitney Museum of American Art in New York, the Institute of Contemporary Art in Boston, and the San Francisco Museum of Modern Art, among others.
6. As of June 26, 2023, examples similar to the Painting have achieved prices in excess of $1.8 million at auction and include: "Smokers" (2021), which sold for $1,830,000 in November 2021, and "Bain de soleil (sunbath)" (2016), which sold for $1,963,971 in May 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$7,148,484	32	$5,353,541

Average Prices


1.5M
1.1M
736.3K
368.2K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


26.5M
19.9M
13.3M
6.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
38
28.5
19
9.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$1,471,000**

Offering Circular sec.gov/edgar

Painting







About Dana Schutz

Dana Schutz (b. 1976, Livonia, Michigan) is a contemporary American artist recognized for her vibrant paintings that blend abstraction with figuration to create complex narratives. Often depicting deformed, enigmatic figures, her expressive canvases convey emotions and psychological states of mind that reveal the complications, tensions, and ambiguities behind contemporary life.

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DANA SCHUTZ

B. 1915, CUBA - D. 2022, NEW YORK



$1,471,000

INITIAL OFFERING

37.7%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

27.8%

ANNUAL RECORD PRICE APPRECIATION[3]

8.0%

MEDIAN APPRECIATION OF REPEAT SALES[4]

Oil on canvas | 106 × 72 in. (269 × 183 cm.)

Dana Schutz is an American contemporary artist recognized for her vibrant narrative paintings that blur the line between figuration and abstraction.

The Artwork is a characteristic example of Dana Schutz's mature painting style, which combines abstraction with figuration using vibrant color and tactile brushwork. Executed in 2013, the Artwork belongs to a series of works referred to as her God Paintings, which attempt to visualize the concept of God without preconceived connotations or overt symbolism. Drawing upon a range of influences, from Mesoamerican sculptures of deities to 1980s pop culture references, Schutz has created a wholly imaginary figure constructed of fractured shapes, that is both fantastical and monstrous. The Artwork's large-scale, vertical composition features an amorphous head that transcends gender and species. Its figuration breaks down further into layers of abstract shapes resembling a gold feathered leg and paw, a green claw, the stem of a guitar, yellow hands reaching downwards, a half-smoked cigarette, and a fuchsia flat brimmed hat. Only one artwork from Dana Schutz's God Paintings series has gone to auction as of June 26, 2023: "God 2" (2013) sold for $1,714,000 at Sotheby's New York on May 12, 2021, which made it one of the Artist's top ten auction records. As of June 27, 2023, examples similar to the Artwork in scale and style, have achieved prices in excess of one million dollars at auction. "Bain de soleil (sunbath)" (2016), sold for HKD 15,250,000 ($1,963,971) at Christie's Hong Kong on May 24, 2021, "God 2" (2013) sold for $1,714,000 at Sotheby's New York on May 12, 2021, and "Lion Eating Its Tamer" (2015) sold for HKD 11,307,000 ($1,455,990) at Sotheby's Hong Kong on April 19, 2021. The Painting's subject, scale, and execution make it a commercial and desirable work by Dana Schutz.

Dana Schutz is represented by David Zwirner and Thomas Dane Gallery. She has also been the subject of solo exhibitions at the Louisiana Museum of Modern Art in Humlebaek, Denmark (2023), the Museum of Contemporary Art in Denver (2012), the Atlanta Contemporary Art Center in Georgia (2011), the Douglas Hyde Gallery in Dublin (2010), and the Museo d'Arte Moderna e Contemporanea di Trento e Rovereto in Italy (2010), among others. Schutz's work is held in numerous renowned public collections, including the Cleveland Museum of Art in Ohio, the Hammer Museum in Los Angeles, the Institute of Contemporary Art in Boston, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Solomon R. Guggenheim Museum in New York, and the Whitney Museum of American Art in New York. As of June 27, 2023, her top auction records are led by "Elevator" (2017), which sold for HKD 50,050,000 ($6,456,499) at Christie's Hong Kong on December 2, 2020, "The Fishermen" (2021), which sold for $2,970,000 at Christie's New York on May 11, 2021, and "Civil Planning" (2004), which sold for $2,420,000 at Sotheby's New York on May 16, 2019.

AS OF JUNE 27, 2023, HER TOP AUCTION RECORDS ARE LED BY "ELEVATOR" (2017), WHICH SOLD FOR HKD 50,050,000 ($6,456,499) AT CHRISTIE'S HONG KONG ON DECEMBER 2, 2020, "THE FISHERMEN" (2021), WHICH SOLD FOR $2,970,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, AND "CIVIL PLANNING" (2004), WHICH SOLD FOR $2,420,000 AT SOTHEBY'S NEW YORK ON MAY 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$3M
$2.3M
$1.5M
$0.8M
2014
2015
2015
2016
2017
2017
2018
2019
2019
2020
2021
2021
2022
2023

Dana Schutz (b. 1976, Livonia, Michigan) is an American contemporary artist recognized for her vibrant narrative paintings that blur the line between figuration and abstraction. Schutz received her bachelor of fine arts from the Cleveland Institute of Art in 2000 and went on to complete a master of fine arts at Columbia University in 2002. She has also completed residencies at the Skowhegan School of Painting and Sculpture residency in Skowhegan, Maine, and the Norwich School of Art and Design in the United Kingdom. Schutz uses abstraction in narrative paintings to effectively communicate complex and subjective human experiences, creating claustrophobic, multilayered compositions. Her first solo exhibition, Frank from Observation, was held in 2002 at Zach Feuer Gallery in New York, and she was invited to participate in the Venice Biennale the following year. In 2004, Schutz held her first solo museum exhibition at the Nerman Museum of Contemporary Art, Johnson Community College in Overland Park, Kansas. In 2011, the Neuberger Museum of Art, Purchase College, State University of New York, organized a retrospective of the artist's work, Dana Schutz: If the Face Had Wheels, which featured paintings and drawings and traveled to the Miami Art Museum and the Denver Art Museum from 2012 to 2013. Since then, she has continued to exhibit her work globally at prestigious institutions and galleries. As of June 27, 2023, Schutz lives and works in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Dana Schutz with the following criteria: paintings since 2010 in Dana Schutz's signature bright and colorful palette that measure between 50 by 50 inches and 120 by 120 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 37.7% CAGR implied from selected sales occurring from November 13, 2014 to June 23, 2021.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Dana Schutz have a record price compound annual growth rate ("CAGR") of 27.8% from November 9, 2005 to December 31, 2022. This calculation is based on (i) a record price of $80,000 on November 9, 2005, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,353,541, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Dana Schutz is 8.0%, which is based on 9 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Dana Schutz was May 17, 2007, and ending on the last date a repeat sale occurred for such artist, which in the case of Dana Schutz was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.